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                                                                   EXHIBIT 11(b)


EXHIBIT 11b. - Computation of Per Share Earnings
(in thousands except per share data) (unaudited)

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
                                                                                               SIX MONTHS ENDED JUNE 30,
                                                                                      ---------------------------------------------
                                                                                              1997                    1996
                                                                                      --------------------  -----------------------
                                                                                      Common and            Common and
                                                                                        Common                Common
                                                                                      Equivalent    Full    Equivalent     Full
                                                                                        Shares    Dilution    Shares     Dilution
                                                                                      ----------  --------  ----------   ---------
Weighted average common shares outstanding                                                16,543    16,543      16,208      16,208
Incremental shares assumed to be issued                                                    1,464     1,516       1,127       1,494
                                                                                         -------   -------     -------     -------
Total shares outstanding for calculation                                                  18,007    18,059      17,335      17,702
                                                                                         =======   =======     =======     =======

Net income available to common shareholders before
   extraordinary item                                                                    $ 7,143   $ 7,143     $13,830     $13,830
Extraordinary item                                                                            --        --      (6,619)     (6,619)
                                                                                         -------   -------     -------     -------
      Net income for calculation                                                         $ 7,143   $ 7,143     $ 7,211     $ 7,211
                                                                                         =======   =======     =======     =======
Net income (loss) per share:
   Before extraordinary item                                                             $  0.40   $  0.40     $  0.80     $  0.78
   Extraordinary item                                                                         --        --       (0.38)      (0.37)
                                                                                         -------   -------     -------     -------
                                                                                         $  0.40   $  0.40     $  0.42     $  0.41
                                                                                         =======   =======     =======     =======

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